SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               DELUXE CORPORATION
                (Name of Registrant as Specified in its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

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     2)   Aggregate number of securities to which transaction applies:

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     3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.
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     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
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     2)   Form Schedule or Registration Statement No.:
                                                      --------------------------

     3)   Filing Party:
                       ---------------------------------------------------------

     4)   Date Filed:
                     -----------------------------------------------------------

--------------------------------------------------------------------------------

                                                DELUXE CORPORATION
                                                3680 Victoria Street N.
[LOGO]                                          Shoreview, MN 55126-2966
DELUXE                                          P.O. Box 64235
                                                St. Paul, MN 55164-0235

--------------------------------------------------------------------------------



                        NOTICE OF MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 5, 1998

To the Shareholders of Deluxe Corporation:

    The 1998 regular meeting of shareholders will be held at The Donald E. Benson Great Hall, Bethel College, 3900 Bethel Drive, Saint Paul, Minnesota 55112-6999 on Tuesday, May 5, 1998, at 5:00 p.m. for the following purposes:

    1. to elect 11 Directors to hold office until the 1999 regular meeting of shareholders;

    2. to consider and act upon a proposal to ratify the selection of Deloitte & Touche as independent auditors of the Company for the year ending December 31, 1998; and

    3. to take action on any other business that may properly come before the meeting.

    Shareholders of record at the close of business on March 9, 1998 are entitled to vote at the meeting and at any adjournment thereof.

    Whether or not you expect to be present at the meeting, please complete, sign, date, and return the enclosed proxy card as soon as possible to ensure the presence of a quorum and save the Company further solicitation expense. For your convenience, a return envelope is enclosed that requires no postage if mailed in the United States. If you attend the meeting in person, your proxy will be returned to you upon request. Telephonic voting is also permitted in accordance with the instructions set forth on your proxy card.

                                          John H. LeFevre
                                          Secretary


Dated: March 31, 1998

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THANK YOU.

--------------------------------------------------------------------------------

                               DELUXE CORPORATION

            3680 VICTORIA STREET N., SHOREVIEW, MINNESOTA 55126-2966

--------------------------------------------------------------------------------

                                 PROXY STATEMENT
                 1998 REGULAR MEETING OF SHAREHOLDERS TO BE HELD
                                   MAY 5,1998

    The accompanying proxy is solicited by the Board of Directors of Deluxe Corporation (the "Company") in connection with the 1998 regular meeting (including any adjournments, the "Meeting") of shareholders of the Company to be held May 5, 1998.

    The cost of soliciting proxies, including the cost of preparing and mailing the notice of the Meeting and this proxy statement, will be paid by the Company. Proxies will be solicited primarily by mailing this proxy statement to all shareholders entitled to vote at the Meeting. In addition to the use of the mails, proxies may be solicited personally or by telephone, telegraph, facsimile or other means of communication by directors, officers and employees of the Company. These solicitors will not be specially compensated for such activities, but they may be reimbursed for any reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has also retained, at its expense, Beacon Hill Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies. The cost of such proxy solicitation services is expected to be less than $10,000. The Company may also reimburse brokers, banks and others holding shares in their names that are beneficially owned by others for the cost of forwarding proxy materials and obtaining proxies from their principals.

    A shareholder may revoke his or her proxy at any time before it is voted by written notice addressed to the Secretary at the offices of the Company, by filing another proxy bearing a later date with the Secretary or by appearing at the Meeting and voting in person. Unless revoked, all properly executed proxies will be voted. This proxy statement and enclosed form of proxy are first being mailed to shareholders on or about March 31, 1998. Telephonic voting is also permitted in accordance with the instructions on your proxy card.

    Only shareholders of record at the close of business on March 9, 1998 may vote at the Meeting. As of that date, there were 80,595,391 shares of common stock, $1.00 par value per share ("Common Stock"), of the Company outstanding. Such shares constitute the only class of the Company's outstanding equity securities. Each shareholder of record is entitled to one vote for each share registered in his or her name on each matter presented at the Meeting. Cumulative voting is not permitted.

    Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by the holder of such shares. If no direction is made, such shares will be voted FOR the election of the nominees for the Company's Board of Directors named and the other matters described in this proxy statement. The persons named as proxies may also vote on any other matter to properly come before the Meeting. If an executed proxy card is returned and the executing shareholder has elected to "abstain" from voting on any matter (or to "withhold authority" as to the election of any Director), the shares represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority to vote certain of such shares on one or more matters, those shares will be considered present at the Meeting for purposes of determining a quorum, but will not be considered to be represented at the Meeting for purposes of calculating the vote with respect to such matters.

                          ITEM 1: ELECTION OF DIRECTORS

    The Board of Directors has set the size of the Board at 11 persons and recommends that the persons listed below be elected Directors to serve until the 1999 regular meeting of the Company's shareholders. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Meeting will be necessary to elect each of the nominees listed below. All of the nominees are presently Directors of the Company whose terms of office will expire at the Meeting.

JOHN A. BLANCHARD III, age 55, has served as President and Chief Executive Officer of the Company since May 1, 1995 and as Chairman of the Board of Directors since May 6, 1996. From January 1994 to April 1995, Mr. Blanchard was executive vice president of General Instrument Corporation, a supplier of systems and equipment to the cable and satellite television industry. From 1991 to 1993, Mr. Blanchard was chairman and chief executive officer of Harbridge Merchant Services, a national credit card processing company. Previously, Mr. Blanchard was employed by American Telephone & Telegraph Company for 25 years, most recently as senior vice president responsible for national business sales. Mr. Blanchard also serves as a director of Norwest Corporation and Saville Systems PLC.

WHITNEY MacMILLAN, age 68, served as chairman and chief executive officer of Cargill, Incorporated ("Cargill"), from 1977 until he retired in August 1995. Mr. MacMillan continues to serve as a director emeritus for Cargill. Cargill is a privately held international processor and marketer of agricultural and other bulk commodities. Mr. MacMillan has served on the Board of Directors since 1988.

DR. JAMES J. RENIER, age 68, was chairman and chief executive officer of Honeywell Inc. ("Honeywell") from 1988 until his retirement in April 1994. Honeywell is a manufacturer of control systems that provides products and services for use in homes, commercial and industrial buildings and aviation throughout the world. Dr. Renier has served on the Board of Directors since 1990. Dr. Renier also serves on the boards of directors of KLM Royal Dutch Airlines and ReliaStar Financial Corp. ("ReliaStar").

BARBARA B. GROGAN, age 50, is the founder of Western Industrial Contractors of Denver, Colorado ("Western Industrial") and has served as its president and chief executive officer since 1982. Western Industrial specializes in the moving and installation of heavy industrial equipment. Ms. Grogan was elected to the Board of Directors in 1991. Ms. Grogan also serves as a director of Pentair Industries, Inc. and Apogee Enterprises, Inc.

ALLEN F. JACOBSON, age 71, was, from 1986 until his retirement in 1991, chairman and chief executive officer of Minnesota Mining and Manufacturing Company, a provider of goods and services to industrial, commercial, health care and consumer markets throughout the world. Mr. Jacobson was elected to the Board of Directors in 1991. He also serves on the boards of directors of Valmont Industries, Inc., U.S. West, Inc., Potlatch Corporation, Mobil Corporation, Sara Lee Corporation and Silicon Graphics, Inc.

STEPHEN P. NACHTSHEIM, age 53, is a corporate vice president of Intel Corporation ("Intel"), and has served as the general manager of its mobile/handheld products group since 1994. Intel designs and manufactures integrated circuits, microprocessors and other electronic components. From 1992 to 1994, Mr. Nachtsheim served as a vice president and European general manager for Intel. Mr. Nachtsheim has been employed by Intel since 1981. Mr. Nachtsheim was elected to the Board of Directors in November 1995.

CALVIN W. AURAND, JR., age 67, became the chairman of the board of directors, president and chief executive officer of Banta Corporation ("Banta") in July 1989, where he served until his retirement in April 1995. Banta is a printing services company. Mr. Aurand was elected to the Board of Directors in November 1996. Mr. Aurand also serves on the board of directors of US Can Corp.

DONALD R. HOLLIS, age 62, has served as president of DRH Strategic Consulting, Inc., a consulting firm which assists financial institutions in developing and improving their transaction processing products, since January 1995. Mr. Hollis also serves as president of Hollis Enterprises of Vermont, Inc. and Johnson Fine Arts Associates, L.L.C., each of which provides services to consumers and small businesses. From 1981 to 1996, Mr. Hollis served as executive vice president and chief technical officer of First Chicago NBD Corporation, a bank holding company. Mr. Hollis was elected to the Board of Directors in November 1996. Mr. Hollis also serves on the board of directors of Teltrend Inc., Information Advantage, Inc. and Edify Corp.

ROBERT C. SALIPANTE, age 41, has served as senior vice president, personal financial services of ReliaStar, a holding company specializing in financial services, since November 1996. Mr. Salipante joined ReliaStar in July 1992 as senior vice president and chief financial officer and has since served in a variety of senior management positions. Prior to his employment with ReliaStar, Mr. Salipante was employed by Ameritrust Corporation, most recently as its executive vice president, banking services group. Ameritrust Corporation was a national bank holding company. Mr. Salipante was elected to the Board of Directors in November 1996.

JACK ROBINSON, age 43, has served as president of the Foodservice unit of Sara Lee Bakery, a division of Sara Lee Corporation ("Sara Lee") since February 1998. Between July 1996 and February 1998, Mr. Robinson served as president of the Specialty Markets division of Sara Lee. Mr. Robinson joined Sara Lee in June 1993, as a senior vice president and the chief financial officer of its Sara Lee Bakery division. Sara Lee is a global packaged food and consumer products company. Prior to joining Sara Lee, Mr. Robinson was vice president of finance & strategy-Asia for Colgate-Palmolive Co. Colgate-Palmolive Co. is a worldwide producer of consumer products. Mr. Robinson was elected to the Board of Directors in June 1997.

HATIM A. TYABJI, age 53, has served as president and chief executive officer of VeriFone, Inc. since November 1986. VeriFone, Inc., which was acquired by Hewlett Packard Company in June 1997, is a global provider of transaction automation systems and internet commerce solutions. Mr. Tyabji was elected to the Board of Directors in November 1997.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE. Unless authority to vote is withheld, the persons named proxies will vote FOR the election of each of the above-listed nominees. If any of the nominees are not candidates for election at the meeting, which is not presently anticipated, the persons named proxies will vote for such other person or persons as they may, in their discretion, determine.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of March 9, 1998, the number of shares of Common Stock beneficially owned by each person who is known by the Company to beneficially own more than five percent of the Company's outstanding Common Stock, each Director, each person named in the Summary Compensation Table that appears elsewhere in this proxy statement (the "Named Executive Officers"), and all of the Directors and executive officers of the Company as a group:

                                              NUMBER OF                   PERCENT OF
NAME OF BENEFICIAL OWNER              SHARES BENEFICIALLY OWNED       OUTSTANDING SHARES
------------------------              -------------------------       ------------------
FMR Corp.
82 Devonshire Street
Boston, MA 02109 (1)......................... 8,915,253.................... 11.06%

Putnam Investments, Inc.
One Post Office Square
Boston, MA 02109 (2)..........................4,370,600..................... 5.42%

John A. Blanchard III(3) .......................184,365........................*

Lawrence J. Mosner(4) ...........................46,892........................*

Gregory J. Bjorndahl(5)...........................9,057........................*

Ronald E. Eilers(6)..............................16,618 .......................*

John H. LeFevre(7)...............................26,380........................*

Robert H. Rosseau(8).............................46,988........................*

Michael R. Schwab(9).............................37,041........................*



Whitney MacMillan(10) ...........................13,000 .......................*

Dr. James J. Renier(10) .........................13,010 .......................*

Barbara B. Grogan(10) ............................5,030 .......................*

Allen F. Jacobson(10,11) .........................6,000 .......................*

Stephen P. Nachtsheim(12) ........................3,000 .......................*

Calvin W. Aurand, Jr.(13) ........................2,100 .......................*

Donald R. Hollis(13,14) ..........................4,000 .......................*

Robert C. Salipante(13) ..........................2,500 .......................*

Jack Robinson(15) ................................1,000........................*

Hatim A. Tyabji(15)...............................1,000........................*


All Directors and executive officers
as a group (18 persons) (16) ...................475,764 .......................*


-----------------------
*  Less than one percent

(1) Based on a Schedule 13G, dated as of February 18, 1998, filed by FMR Corp. ("FMR"), Edward C. Johnson 3d, chairman of FMR, Abigail P. Johnson, a director of FMR, Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR, and Fidelity Value Fund an investment company ("FVF"), with the Securities and Exchange Commission (the "Commission"). According to such
Schedule 13G, Mr. Johnson and FMR, through its control of Fidelity, which serves as investment advisor to various registered investment companies (the "Funds"), and the Funds each has sole power to dispose of 8,020,100 shares owned by the Funds. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of such shares. Fidelity carries out the voting of the shares under guidelines established by the Funds' Boards of Trustees. One of the Funds, FVF, owns 4,540,100 shares or 5.63 percent of the outstanding shares of Common Stock. Mr. Johnson and FMR, through its control of Fidelity Management Trust Company, a bank which is a wholly owned subsidiary of FMR ("FMTC"), may also be deemed the beneficial owners of an additional 895,153 shares held by institutional accounts managed by FMTC. FMR and Mr. Johnson each have sole dispositive and voting power with respect to 793,953 of such shares and sole dispositive and no voting power with respect to 101,200 of such shares. Members of the Johnson family, including Edward C. Johnson 3d and Abigail P. Johnson, may be deemed to form a controlling group with respect to FMR.

(2) Based on a Schedule 13G, dated as of January 16, 1998, filed with the Commission by Putnam Investments, Inc. ("PI"), Marsh & McLennan Companies, Inc. ("MMC"), Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC"). PI is a wholly owned subsidiary of MMC and the parent company of PIM and PAC. PIM serves as the investment advisor to the Putnam family of mutual funds and PAC is the investment advisor to Putnam's institutional clients. PIM and PAC have shared dispositive power over 3,309,500 and 1,061,100 shares, respectively, owned by their clients. PAC has shared voting power with respect to 32,800 shares held by its institutional clients, but otherwise the voting power over such shares shown is held by the relevant mutual fund trustees or institutional clients, as applicable. Neither PI nor MMC has the power to vote or dispose of the shares described above.

(3) Includes 25,000 shares of restricted stock that will vest on May 1, 2000, provided that Mr. Blanchard is then employed by the Company and 145,001 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(4) Includes 45,334 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(5) Includes 8,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(6) Includes 11,017 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(7) Includes 24,667 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(8) Includes 10,000 restricted shares and 33,334 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days. Mr. Rosseau ceased to serve as an employee of the Company on March 31, 1998. For a description of the effect of such cessation on these options and restricted shares, see "Employment Contracts and Termination of Employment and Change in Control Agreements."

(9) Includes 35,000 shares receivable upon the exercise of options that are currently exercisable. Mr. Schwab has ceased to serve as an employee of the Company. For a description of the effect of such cessation on these options, see "Employment Contracts and Termination of Employment and Change in Control Agreements."

(10) Includes 4,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(11) Includes 667 shares held by the Allen F. Jacobson Trust.

(12) Includes 2,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 333 shares of restricted stock that will vest on the date of the Meeting, provided that the holder remains a Director after the Meeting.

(13) Includes 1,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 666 shares of restricted stock, 333 of which will vest on the date of the Meeting, provided that the holder remains a Director after the Meeting.

(14) Includes 2,334 shares held by the Hollis Family Ltd. Partnership.

(15) Includes 1,000 shares of restricted stock, 334 of which will vest on the date of the Meeting, provided that the holder remains a Director after the Meeting.

(16) Includes 374,629 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 39,331 shares of restricted stock that will vest as described in footnotes (3), (8),
(12), (13) and (15). The amounts described above do not include 900,000 shares held by the Deluxe Employees Retirement Trust Common Fund in which the Named Executive Officers have a total indirect interest of approximately 0.008 percent and all executive officers and Directors as a group have a total indirect interest of approximately 0.086 percent.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

    The Company's officer compensation program is designed to attract and retain highly skilled and capable executives and other individuals who will be responsible for creating and executing the business plans and programs that will ensure the Company's future success. This group will include not only those executives and others who can sustain the Company's existing businesses, but also those who will envision new businesses and opportunities, including appropriate acquisitions and alliances, that will contribute to the Company's future growth. The compensation program is also intended to align the interests of shareholders and management by linking both short-and long-term compensation to corporate performance, encouraging stock ownership by management and rewarding financial performance that increases shareholder value.

    The Compensation Committee (the "Compensation Committee") of the Board of Directors has overall responsibility for compensation actions affecting the Company's officers. The Compensation Committee is currently composed of four members of the Board of Directors (Dr. Renier, who serves as Chairman of the Compensation Committee, Mr. Aurand, Ms. Grogan and Mr. Tyabji (who became a member of the Compensation Committee in November 1997)) who are not current or former officers or employees of the Company.

    The Compensation Committee is responsible for:

        * Developing an executive compensation philosophy and administrative policies;

        * Reviewing comparative market data for the Chief Executive Officer (the "CEO") and other of the Company's senior officers and certain of its divisional officers and business unit managers (together with the CEO, the "Officers"), and ensuring that the Company's compensation programs are competitive;

        * Approving the design of short- and long-term incentive compensation programs for the Officers;

        * Establishing performance measurements and compensation under the Company's short- and long-term incentive compensation programs for the Officers;

        *   Determining the compensation of the CEO;

        * Reviewing and approving the compensation of the Company's other Officers; and

        *   Administering the Company's equity-based compensation programs.

    The Compensation Committee has access to and meets with independent compensation consultants regarding industry compensation levels and practices. The Compensation Committee also uses, depending on the position being reviewed and the availability of data, industry compensation data from one or more compensation surveys (collectively, the "Compensation Survey") covering a broad range of domestic companies to provide comparative data on the appropriate mix of compensation elements and overall compensation levels. To the extent available, the Compensation Committee uses data for comparative purposes from companies that are similar in size or other respects to the Company or extrapolates from other data in order to make such comparisons.


OFFICER COMPENSATION PROGRAM

    BASE SALARIES--During 1997, the Company's goal was to attract and retain highly skilled and capable executives and others who will contribute to its success. To achieve that goal, and as part of its overall short- and long-term compensation program, base salaries of the Officers during 1997 were generally set at or near the median of similar positions in the Compensation Survey.

    ANNUAL INCENTIVE COMPENSATION--In 1996, the Company adopted the 1996 Annual Incentive Plan (the "Annual Incentive Plan"). Participation in the Annual Incentive Plan is limited to management and highly compensated employees selected by the Compensation Committee. The Company made awards under the Annual Incentive Plan to 38 participants for 1997. Independent Directors are not eligible to participate in the Annual Incentive Plan.

    The 1997 performance criteria adopted by the Compensation Committee were intended to provide total cash compensation (base salary plus incentive) at approximately the 65th percentile of the companies in the Compensation Survey if the target goals were achieved, rising above such level if the goals were exceeded. A reduced level of compensation was to have been paid if the performance goals were not attained, and no incentive compensation would have been paid if the Company's performance fell more than 15% below the targeted levels.

    The performance factors that were considered in determining incentive compensation for 1997 under the Annual Incentive Plan were earnings per share ("EPS") and return on average capital employed ("ROACE"), weighted 60 percent and 40 percent, respectively. In establishing performance measurements for 1997, the Compensation Committee was mindful that 1997 would be a transition year during which earnings, and as a consequence EPS and ROACE, would be affected by extraordinary or one-time gains and charges and the discontinuation or sale of certain business units. The performance measurements were adjusted to eliminate the impact of such events, although the Compensation Committee retained the ability to reduce payments to the Officers in its discretion.

    As the Company's adjusted EPS and ROACE were slightly below targeted levels during 1997, the incentive compensation payments to participants in the Annual Incentive Plan for 1997 were below the targeted award levels.

    TOTAL ANNUAL CASH COMPENSATION--In 1997, the combination of base salaries and annual incentive and bonus payments provided each of the Named Executive Officers, with the exception of Mr. Schwab, with total cash compensation between the 50th and 65th percentiles of cash compensation paid to persons holding similar positions in companies included in the Compensation Survey. Mr. Schwab, who has left the employ of the Company, earned total cash compensation slightly in excess of the 75th percentile during 1997.

    LONG-TERM INCENTIVE COMPENSATION--The third element of the Company's compensation program combines stock options issued under the Company's Stock Incentive Plan (as amended, the "Stock Incentive Plan") and biennial grants of performance-based restricted stock units under the Company's Performance Share Plan. As part of the Company's strategy to emphasize performance-based compensation, the level of long-term incentive grants for 1997 was targeted at the 65th percentile of the level of long-term incentive compensation provided by companies in the Compensation Survey. Each Named Executive Officer received an option grant in 1997, and the awards are described elsewhere herein under the caption "Option/SAR Grants in Last Fiscal Year."

    1997 CEO COMPENSATION

    Mr. Blanchard became President and Chief Executive Officer of the Company effective May 1, 1995 and was elected Chairman of the Board of Directors on May 6, 1996.

    For 1997, Mr. Blanchard received base compensation of $600,000. Mr. Blanchard also earned incentive compensation of $567,600 under the Annual Incentive Plan, one-half of which Mr. Blanchard elected to apply to the acquisition of restricted stock units. Those units will vest and be converted into unrestricted shares of Common Stock on the first anniversary of the date of the award, if Mr. Blanchard remains in the employ of the Company. Pursuant to the provisions of the Annual Incentive Plan, the portion of Mr. Blanchard's incentive award that he elected to take in the form of restricted stock units was increased by 25 percent, or to $354,750, as a result his election to receive restricted stock units in lieu of cash. As more fully described above, Mr. Blanchard's 1997 incentive compensation was determined by a comparison between the Company's adjusted EPS and ROACE and the performance standards set by the Compensation Committee.

    Mr. Blanchard's total cash compensation for 1997 was slightly under the 50th percentile of competitive compensation in the Compensation Survey.

    Mr. Blanchard was also awarded a ten year, non-qualified stock option to purchase 100,000 shares of Common Stock in 1997. This option is exercisable at $30.75 per share and will vest in three equal annual installments commencing on January 31, 1998 (subject to acceleration upon the occurrence of certain events customarily included in the Company's current form of non-qualified option agreements and in the event of certain defined changes in control of the Company).

    The Compensation Committee believes that the terms and amount of Mr. Blanchard's compensation are reasonable given the scope of Mr. Blanchard's duties and responsibilities.


COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE

    The Compensation Committee believes that it is important for the Company to continue to be able to take all available tax deductions with respect to the compensation paid to its executive officers. Therefore, the Company intends to take actions necessary under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to continue to qualify for all available tax deductions related to executive compensation. The Omnibus Budget Reconciliation Act of 1993 created limitations governing the deductibility of compensation in excess of $1 million paid to the five named executive officers of publicly traded companies. The Committee expects that all performance-based compensation paid in 1997 to the Named Executive Officers under the plans described above will qualify for deductibility, and provide the Company's senior management team with a competitive level of compensation.


James J. Renier, Chairman
Barbara B. Grogan
Calvin W. Aurand, Jr.
Hatim A. Tyabji

--------------------------------------------------------------------------------------------------------------------------
                                            SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------------
                                                                                         LONG-TERM            ALL OTHER
                                                        ANNUAL                          COMPENSATION       COMPENSATION(4)
                                                     COMPENSATION                       ------------       ---------------
                                                                                           AWARDS
                                         -------------------------------------    -----------------------
                                                                                               SECURITIES
                                                                                                 UNDER-
                                                                                  RESTRICTED     LYING
                                                                  OTHER ANNUAL       STOCK      OPTIONS/
 NAME AND PRINCIPAL POSITION    YEAR     SALARY      BONUS(1)     COMPENSATION     AWARDS(2)    SARs(3)
--------------------------------------------------------------------------------------------------------------------------
  John A. Blanchard III(5)      1997    $600,000     $638,550        $11,328              0     100,000           $67,745
  President and Chief           1996    $500,000     $617,500         $7,973              0      70,000           $31,473
  Executive Officer             1995    $291,667     $402,720        $97,805       $768,750      65,000          $126,504
--------------------------------------------------------------------------------------------------------------------------
  Lawrence J. Mosner            1997    $440,000     $394,293        $45,153       $461,250     100,000          $108,623
  Executive Vice President      1996    $300,000     $190,500        $17,903              0           0           $43,179
                                1995     $29,545      $75,000              0              0      18,000                 0
--------------------------------------------------------------------------------------------------------------------------
  Gregory J. Bjorndahl          1997    $251,667     $133,989         $4,708       $168,750      12,000           $35,221
  Senior Vice President         1996    $220,000     $107,328        $81,675              0       6,000           $89,332
                                1995     $38,333            0           $417              0           0                 0
--------------------------------------------------------------------------------------------------------------------------
  Ronald E. Eilers(6)           1997    $242,083     $262,892        $29,596       $168,750       9,000           $72,350
  Senior Vice President         1996    $185,000     $126,872         $2,088              0       6,000           $12,433
                                1995    $160,000      $82,416        $53,182        $81,375           0           $93,334
--------------------------------------------------------------------------------------------------------------------------
  John H. LeFevre               1997    $230,000     $121,253           $119              0      15,000           $39,333
  Senior Vice President         1996    $210,000     $110,918         $2,517              0      10,000           $33,033
                                1995    $210,000      $52,462         $2,500              0           0           $23,425
--------------------------------------------------------------------------------------------------------------------------
  Robert H. Rosseau(7)          1997    $400,000                           0              0      40,000        $1,521,167
  Senior Vice President         1996    $146,970     $195,625              0       $391,250      40,000                 0
                                1995         ---          ---            ---            ---         ---               ---
--------------------------------------------------------------------------------------------------------------------------
  Michael R. Schwab(8)          1997    $250,000     $126,783           $229              0      15,000          $629,555
  Senior Vice President         1996    $250,000     $142,001         $2,500              0      12,000           $37,173
                                1995    $250,000      $43,624        $98,024              0           0          $126,825
--------------------------------------------------------------------------------------------------------------------------

-------------------

(1) Except as noted below, bonus compensation for periods prior to 1996 consisted of incentive compensation earned under the Company's 1994 Annual Incentive Plan (the "1994 Incentive Plan") and the Company's quarterly bonus plan (the "Quarterly Bonus Plan"). Bonus compensation for 1996 and 1997 was earned under the Annual Incentive Plan and the Quarterly Bonus Plan. For 1997, Mr. Blanchard received compensation of $638,550 and $0; Mr. Mosner, $394,293 and $0; Mr. Bjorndahl, $133,989 and $0; Mr. Eilers, $116,358 and $284; Mr. LeFevre, $119,669 and $1,584; Mr. Schwab, $125,000 and $1,783 and Mr. Rosseau $0 and $0
under the Annual Incentive Plan and the Quarterly Bonus Plan, respectively. The Quarterly Bonus Plan was terminated at the end of 1997.

Recipients of awards under the 1994 Incentive Plan and the Annual Incentive Plan are entitled to elect to receive all or a portion of their incentive compensation in the form of shares of restricted stock or restricted stock units (whichever option is made available by the Compensation Committee). If an election is made to receive shares of restricted stock or restricted stock units, the amount of the cash forgone is increased by 25 percent in determining the number of shares of restricted stock or restricted stock units awarded. For awards earned during 1997 under the Annual Incentive Plan, restricted stock units were granted on January 30, 1998 in lieu of cash compensation as follows:
10,750 units ($354,750) to Mr. Blanchard; 11,948 units ($394,293) to Mr. Mosner;
2,255 units ($74,438) to Mr. Bjorndahl; and 1,648 units ($54,395) to Mr.
LeFevre. For awards earned during 1996 under the Annual Incentive Plan, restricted stock units were granted on January 31, 1997 in lieu of cash compensation as follows: 20,081 units ($617,500) to Mr. Blanchard; 1,939 units ($59,627) to Mr. Bjorndahl; and 1,290 units ($39,688) to Mr. Schwab. The imputed value of the restricted stock units received by such persons is included in the bonus compensation amounts shown above and is based on the closing price of the Company's Common Stock on the date of grant of such units ($33 per share on January 30, 1998 and $30.75 per share on January 31, 1997). The restricted stock units earned during 1996 will vest during the employment of the respective holders thereof in equal installments on the first, second and third anniversaries of the grant date, subject to acceleration in the event of certain defined changes in control of the Company, the death, disability or approved retirement of the holder or the termination of the employment of the holder without cause. The units earned in 1997 will vest on January 30, 1999, subject to acceleration in the event of the death, disability or approved retirement of the holder and upon certain defined changes in control of the Company. If the employment of the holder is terminated without cause prior to the vesting of the holder's 1997 restricted stock units, the holder will be entitled to receive a cash payment equal to the amount of incentive compensation foregone in exchange for such units. Following the vesting of a restricted stock unit, the holder thereof is entitled to receive one share of Common Stock for each restricted stock unit that vests. Each restricted stock unit also entitles the holder to receive payments prior to the vesting date in an amount equal to the dividend payment on one share of Common Stock. Such amount is payable at the time the corresponding dividend is paid to the Company's shareholders.

(2) The valuations shown in the table are based on the closing price of the Common Stock on the date the awards indicated were granted. In addition to the awards described in the preceding footnote, grants of shares of restricted stock or restricted stock units were made on May 1, 1995 (Mr. Blanchard, 25,000 shares), January 31, 1997 (Mr. Mosner, 15,000 restricted stock units), August 20, 1996 (Mr. Rosseau, 10,000 shares), August 8, 1997 (Mr. Bjorndahl and Mr. Eilers, 5,000 restricted stock units each) and November 10, 1995 (Mr. Eilers 3,000 restricted stock units). Mr. Blanchard's restricted stock award will vest on May 1, 2000, provided that Mr. Blanchard is then in the employ of the Company. Mr. Mosner's restricted stock units will vest and be converted into shares of Common Stock on January 31, 2000, provided that Mr. Mosner is then in the employ of the Company, and upon certain defined changes in control of the Company. The restricted stock units will also vest in the event Mr. Mosner's employment is terminated without cause prior to January 31, 2000. The restricted stock units granted to Mr. Bjorndahl and Mr. Eilers in 1997 will vest and be converted into shares of Common Stock on August 8, 2000, provided that the holder of the award is then in the employ of the Company. These units will also vest and be converted into shares of Common Stock upon certain defined changes in control of the Company. The award granted to Mr. Eilers on November 10, 1995 vested and was converted into shares of Common Stock on June 28, 1996. Mr. Rosseau's restricted stock award was to have vested on August 20, 1999, but the award was forfeited on March 31, 1998 upon the termination of Mr. Rosseau's employment. Cash dividends are paid on the restricted shares and restricted stock units during the vesting period.

Based on the closing price of the Common Stock on December 31, 1997 ($34.50 per share), the value at the end of the Company's last completed fiscal year of the aggregate restricted shares and restricted stock units (other than those received in lieu of incentive compensation as described in footnote 1) held by the persons named above were: Mr. Blanchard, $862,500 (25,000 restricted shares); Mr. Mosner, $517,500 (15,000 restricted stock units); Messrs. Bjorndahl and Eilers, $172,500 (5,000 restricted stock units each); and Mr. Rosseau, $345,000 (10,000 restricted shares).

(3) In 1995, the options shown as issued in 1995 (other than the option issued to Mr. Mosner, which was issued with the new vesting provisions described below) were amended to conform to a new form of non-qualified option agreement. The effect of the amendment was to accelerate the vesting of the options in the event of the death, disability or approved retirement of the optionee and to allow the optionee (or the optionee's estate) to exercise the option for up to five years (as opposed to two years prior to the amendments) after the occurrence of any such event, provided that an option may not be exercised after its original expiration date.

(4) All Other Compensation consists of (a) contributions to qualified retirement plans, (b) amounts credited to a non-qualified, supplemental retirement plan (defined contribution and profit sharing allocations in excess of Employee Retirement Income Security Act of 1974 (ERISA) limitations) and (c) amounts credited to a non-qualified deferred compensation plan as benefit plan equivalents. For 1997, these amounts were as follows: For Mr. Blanchard $21,056, $38,613 and $8,076, respectively; for Mr. Mosner $21,961, $31,518 and $14,119, respectively; for Mr. Bjorndahl $21,056, $14,165 and $0, respectively; for Mr. Eilers $21,154, $15,602 and $2,742, respectively; for Mr. LeFevre $21,056, $15,407 and $2,870, respectively; for Mr. Rosseau $13,167, $0 and $0, respectively; and for Mr. Schwab $21,056, $12,556 and $6,833, respectively. The qualified retirement plans and the non-qualified, supplemental retirement plan referred to in clauses (a) and (b) above, respectively, are defined contribution and profit sharing plans that provide that contributions vest when made or declared. With respect to Mr. Schwab and Mr. Rosseau, All Other Compensation also includes $589,110 and $1,508,000, respectively, of estimated severance costs accrued in 1997. For a description of items included in these accruals, see "Employment Contracts and Termination of Employment and Change in Control Agreements."

All Other Compensation also includes income recognized from relocation expense reimbursement in excess of deductible amounts, incidental relocation compensation and guaranteed minimum resale price allowances in respect of residences sold that is paid to executives under the Company's relocation program. The persons named above recognized income in the following amounts under this program: Mr. Blanchard, $126,504 (1995), Mr. Mosner, $41,025 (1997) and $43,179 (1996), Mr. Bjorndahl, $89,332 (1996), Mr. Eilers, $32,852 (1997)
and $80,408 (1995) and Mr. Schwab, $126,825 (1995). Taxes reimbursed as a result of such recognition are reported under Other Annual Compensation in the corresponding years.

(5) Mr. Blanchard's 1995 bonus included a $250,000 signing bonus, the after-tax proceeds of which were used by Mr. Blanchard to purchase shares of Common Stock on the open market. Mr. Blanchard is entitled to supplemental retirement benefits (the "Supplemental Retirement Benefits") in addition to those ordinarily payable under the Company's profit-sharing, pension and supplemental retirement plans, and with respect to any Company-paid portion of contributory retirement plans, such as the Company's 401(k) plan (collectively, the "Base Plans"). The Supplemental Retirement Benefits are intended to provide Mr. Blanchard with annual retirement benefits approximating those that would be payable to Mr. Blanchard if he had an additional 15 years of service with the Company. The annual amount of the Supplemental Retirement Benefits is calculated by (i) multiplying 1.5 percent times Mr. Blanchard's actual number of years of service at retirement plus 15 and further multiplying the product obtained thereby by the average of Mr. Blanchard's highest five years of cash compensation (base salary plus annual cash incentive) with the Company and (ii) subtracting from the result obtained in clause (i) an amount equal to a level payment annuity obtained by assuming that the principal accumulated for Mr. Blanchard under the Base Plans will be distributed to Mr. Blanchard in 15 equal annual installments with interest paid at an annual rate of eight percent during the distribution period. The Supplemental Retirement Benefits will not be paid unless Mr. Blanchard completes five years of continuous service with the Company, unless Mr. Blanchard's employment is terminated by reason of Mr. Blanchard's disability or death (in which event the Supplemental Retirement Benefits will be paid to Mr. Blanchard or his heirs without regard to the five year service requirement and the amounts payable will be determined based on Mr. Blanchard's years of service prior to his disability or death). The Supplemental Retirement Benefits are payable for 15 years following a qualifying termination of Mr. Blanchard's employment with the Company. Mr. Blanchard's base salary and his participation in the Company's retirement and other benefit plans continue for twenty-four months following any actual or constructive termination of his employment without cause, unless Mr. Blanchard's employment with the Company is terminated in certain circumstances described in an Executive Retention Agreement entered on January 9, 1998, in which event payments to Mr. Blanchard following his termination of employment would be governed by that agreement. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Executive Retention Agreements."

(6) Mr. Eilers' 1995 bonus includes a one-time $20,000 relocation incentive and the 1997 bonus amount includes a special $146,250 retention bonus earned in connection with his service on behalf of companies held for sale by the Company.

(7) Mr. Rosseau's 1996 bonus compensation included a $195,625 signing bonus, the after-tax proceeds of which were used by Mr. Rosseau to purchase shares of Common Stock on the open market. Mr. Rosseau ceased to serve as an executive officer of the Company in September 1997 and as an employee of the Company's Deluxe Electronic Payment Systems, Inc. subsidiary on March 31, 1998. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(8) Mr. Schwab ceased to serve as an executive officer of the Company in November 1997 and as an employee of the Company on January 1, 1998. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR(1)

---------------------------------------------------------------------------------------------------------------------

                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL RATES OF
                                                    INDIVIDUAL GRANTS                      STOCK PRICE APPRECIATION
                                                                                                FOR OPTION TERM
                                 ------------------------------------------------------  ----------------------------

                                                 % OF TOTAL
                                   NUMBER OF       OPTIONS/
                                  SECURITIES         SARs
                                  UNDERLYING      GRANTED TO    EXERCISE
                                   OPTIONS/      EMPLOYEES IN    OR BASE     EXPIRATION
            NAME                 SARs GRANTED    FISCAL YEAR      PRICE         DATE         5% ($)(2)     10% ($)(2)
---------------------------------------------------------------------------------------------------------------------
  John A. Blanchard III             100,000          12.4%        $30.75       1/31/07      $1,933,000     $4,901,000
---------------------------------------------------------------------------------------------------------------------
  Lawrence J. Mosner                100,000          12.4%        $30.75       1/31/07      $1,933,000     $4,901,000
---------------------------------------------------------------------------------------------------------------------
  Gregory J. Bjorndahl               12,000           1.5%        $30.75       1/31/07        $231,960       $588,120
---------------------------------------------------------------------------------------------------------------------
  Ronald E. Eilers                    9,000           1.1%        $30.75       1/31/07        $173,970       $441,090
---------------------------------------------------------------------------------------------------------------------
  John H. LeFevre                    15,000           1.9%        $30.75       1/31/07        $289,950       $735,150
---------------------------------------------------------------------------------------------------------------------
  Robert H. Rosseau(3)               40,000           5.0%        $30.75       1/31/07        $773,200     $1,960,400
---------------------------------------------------------------------------------------------------------------------
  Michael R. Schwab(3)               15,000           1.9%        $30.75       1/31/07        $289,950       $735,150
---------------------------------------------------------------------------------------------------------------------

------------------

(1) The options shown were granted at an exercise price not less than the fair market value of the Common Stock on January 31, 1997, the date of grant. The options are exercisable in cumulative installments of 33-1/3 percent on each of January 31, 1998, 1999 and 2000, provided that the option holder is then employed by the Company. The vesting of the options is subject to acceleration in the event of the death, disability or approved retirement of the optionee and each option will remain exercisable for a five year period following any such event, although no option may be exercised after the expiration of its 10 year term. In addition, the vesting of the options granted to Mr. Blanchard and Mr. Mosner is subject to acceleration in the event of certain defined changes in control of the Company. If the employment of Mr. Mosner is terminated by the Company without cause, his options will remain exercisable for a five year period following such termination, although no option may be exercised after the expiration of its term. No stock appreciation rights ("SARs") were granted to any of the Named Executive Officers during 1997.

(2) The assumed 5 and 10 percent annual stock price appreciation is shown for illustrative purposes only.

(3) Messrs. Schwab and Rosseau have ceased to serve as employees of the Company. For a description of the effect of such cessation on the options described, see "Employment Contracts and Termination of Employment and Change-in-Control Agreements."

-----------------------------------------------------------------------------------------------------------------
                              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                                   AND FISCAL YEAR-END OPTION/SAR VALUES(1)
-----------------------------------------------------------------------------------------------------------------
                                                             NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                  UNDERLYING                  IN-THE-MONEY
                                                                  UNEXERCISED                OPTIONS/SARs AT
                                                                OPTIONS/SARs AT            FISCAL YEAR END(2)
                                                                FISCAL YEAR END
                                                           -------------------------   --------------------------

                                  SHARES
                                 ACQUIRED        VALUE                    UNEXERCIS-                   UNEXERCIS-
             NAME               ON EXERCISE    REALIZED    EXERCISABLE       ABLE      EXERCISABLE       ABLE
----------------------------------------------------------------------------------------------------------------
  John A. Blanchard III(3)           0            $0         66,668        168,332      $267,506       $666,245

----------------------------------------------------------------------------------------------------------------
  Lawrence J. Mosner(3)              0            $0         12,000        106,000       $85,500       $417,750

----------------------------------------------------------------------------------------------------------------
  Gregory J. Bjorndahl               0            $0          2,000         16,000        $9,000        $63,000

----------------------------------------------------------------------------------------------------------------
  Ronald E. Eilers                   0            $0          6,017         13,000       $17,813        $51,750

----------------------------------------------------------------------------------------------------------------
  John H. LeFevre                    0            $0         16,334         21,666       $62,003        $86,247

----------------------------------------------------------------------------------------------------------------
  Robert H. Rosseau(4)               0            $0         20,000         60,000            $0       $150,000

----------------------------------------------------------------------------------------------------------------
  Michael R. Schwab(4)               0            $0         12,000         23,000       $65,000        $92,250

----------------------------------------------------------------------------------------------------------------

-------------------

(1) None of the Named Executive Officers held or exercised any SARs in 1997.

(2) The value of unexercised options at December 31, 1997 is determined by multiplying the difference between the exercise prices of the options and the closing price of the Common Stock on the NYSE on December 31, 1997 ($34.50 per share) by the number of shares underlying the options.

(3) All of the unexercisable options held by Mr. Blanchard and options to purchase 100,000 shares at a price of $30.75 held by Mr. Mosner vest and become fully exercisable upon certain defined changes in control of the Company.

(4) Messrs. Rosseau and Schwab have ceased to serve as employees of the Company. For a description of the effect of such cessation on the options described, see "Employment Contracts and Termination of Employment and Change-in-Control Agreements."

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.

    The following summarizes the material terms of the separation agreements with Messrs. Rosseau and Schwab, the terms of Mr. Mosner's employment, Executive Retention Agreements entered into by the Company in 1998 and a revised form of option agreement adopted by the Company in 1998.

LAWRENCE J. MOSNER

    In the event Mr. Mosner's employment should be terminated for reasons other than misconduct or negligence, Mr. Mosner is entitled to receive a severance package consisting of one year's base salary and a second year of income continuation. As part of this income continuation, the Company would continue to make payments to Mr. Mosner in an amount equal to the difference between his base salary and any lesser salary received by Mr. Mosner from a subsequent employer. In the event Mr. Mosner's employment is terminated following certain business combinations or changes of control involving the Company, the terms of the Executive Retention Agreement between Mr. Mosner and the Company that is described below would govern Mr. Mosner's severance entitlements in lieu of the foregoing.

ROBERT H. ROSSEAU

    Robert H. Rosseau ceased to serve as an executive officer of the Company in September 1997. Pursuant to a retention agreement between Mr. Rosseau and the Company's subsidiary, Deluxe Electronic Payment Systems, Inc. ("DEPS"), Mr. Rosseau agreed to forgo an incentive bonus for 1997 and continue to serve as chief executive officer of DEPS through March 31,1998 (the "Separation Date"). Under this retention agreement, Mr. Rosseau's base salary was continued until the Separation Date and Mr. Rosseau is to receive a retention incentive payment of $600,000 on or before April 15, 1998 for remaining in the employ of DEPS through the Separation Date. Mr. Rosseau will also receive a lump-sum separation payment of $900,000 and certain medical insurance continuation benefits in connection with the termination of his services on the Separation Date upon signing a severance agreement and release satisfactory to the Company. The terms of the retention agreement superseded certain prior conditions of Mr. Rosseau's original employment offer under which he was to receive a severance package of one years' base salary and certain income continuation benefits if his employment was terminated for reasons other than willful misconduct, gross negligence or certain unlawful acts. In addition, 50% of any remaining unvested portion of the option granted to Mr. Rosseau in August 1996 (40,000 shares) was to have vested and become exercisable for 30 days in the event of any termination of his employment without cause. Under the retention agreement, all of Mr. Rosseau's rights to the options and other forms of equity-based compensation described elsewhere in this proxy statement terminated on the Separation Date. In exchange for the separation payment, Mr. Rosseau agreed to grant the Company a general release and to maintain the confidentiality of the proprietary information of the Company and its affiliates for a three year period following the Separation Date.

MICHAEL R. SCHWAB

    Mr. Schwab ceased to serve as an executive officer of the Company in November 1997 and resigned as an employee of the Company on January 1, 1998. Pursuant to a Separation Agreement, dated December 23, 1997 (the "Separation Agreement"), between Mr. Schwab and the Company, in exchange for Mr. Schwab's agreement to grant the Company a general release, maintain the confidentiality of the Company's confidential information and not to compete with the Company or recruit its employees for a one year period, Mr. Schwab received a separation payment of $250,000. The vesting of the options to purchase an aggregate of 35,000 shares, at prices ranging from $28.625 to $30.75 per share held by Mr. Schwab was accelerated to allow them to become exercisable on the last day of Mr. Schwab's employment. Such options will remain exercisable for a five year period after such date. The 5,000 restricted stock units awarded to Mr. Schwab in 1996 under the Company's Performance Share Plan were also retained by Mr. Schwab. A greater or lesser number of those units, up to a maximum of 7,500 (together with any additional units awarded in lieu of dividends), will vest and be converted into shares of Common Stock if the Company's total shareholder return ("TSR") attains certain levels relative to the TSR of the companies included in the S&P 500 during the period from December 31, 1995 through December 31, 1999. No units will vest or be converted into shares of Common Stock if the Company's TSR does not equal or exceed the median TSR of the S&P 500 companies during such period.

    Mr. Schwab also received $31,750 in lieu of the 1,290 restricted stock units granted to him on January 31, 1997 as part of his 1996 bonus compensation (see "Summary Compensation Table - footnote 1"). Commencing in February 1998 and continuing through September 1998, Mr. Schwab is entitled to receive income continuation payments in an amount equal to the difference between his base salary of $250,000 for 1997 and any lesser monthly compensation received by Mr. Schwab from a subsequent employer during the income continuation period. Mr. Schwab's Separation Agreement also provided for, among other things, the payment of his accrued vacation pay of $30,452, the receipt by Mr. Schwab of an annuity purchased by the Company as part of his original deferred compensation agreement having a value of $55,241 (as of January 1, 1998) and certain other benefits having an estimated aggregate value of approximately $55,000. Such other benefits include the continuation of medical insurance and the payment by the Company of certain outplacement, legal and financial planning fees on his behalf.


EXECUTIVE RETENTION AGREEMENTS

    On January 9, 1998, the Company entered into Executive Retention Agreements (the "Retention Agreements") with each of Messrs. Blanchard, Mosner, Bjorndahl, Eilers and LeFevre (collectively, the "Executives"). The Retention Agreements are intended to ensure that the Company will receive the continued dedication and service of the Executives notwithstanding the possibility or occurrence of a change in control of the Company and to encourage the full support and participation of the Executives in formulating and implementing the Company's strategic objectives. The Retention Agreements are designed to diminish the distractions that could be caused by personal uncertainties and risks associated with changes of control and other significant business combinations including the Company by providing the Executives with assurances regarding their compensation and benefits expectations under such circumstances.

    Under the Retention Agreements, each of the Executives agrees to remain in the employ of the Company, and the Company agreed to continue to employ each Executive, until the third anniversary following any "business combination" involving or "change in control" of the Company (as such terms are defined in the Retention Agreements). During such three-year period (the "Employment Period"), each Executive is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the Executive during the 180 day period prior to the date (the "Effective Date") of the business combination or change in control (collectively, a "Business Combination") and the base salary of an Executive may not be reduced below that earned by the Executive during the twelve month period preceding the Effective Date. In determining any increase in an Executive's base salary during the Employment Period, the Executive is to be treated in a manner consistent with other peer executives. The Executives are also entitled to receive annual incentive payments during the Employment Period on the same objective basis as other peer executives (although in no event may an Executive's annual target bonus opportunity be less favorable to the Executive than that provided by the Company in the last fiscal year prior to the Effective Date and if the bonuses payable to other peer executives during the Employment Period are not wholly based on objective criteria, the Executive's annual incentive payment must be at least equal to an amount determined with reference to Executive's average annual incentive payments for certain periods ending prior to the Effective Date). During the Employment Period, each Executive is also entitled to participate in the Company's stock incentive, performance share, savings, retirement, welfare and fringe benefit plans on the same basis as the Company's other executives and the opportunities for and benefits to the Executives under such plans may not generally be reduced from those provided during the one-year period prior to the Effective Date.

    If, during the Employment Period, the Company terminates an Executive's employment other than for "cause" or "disability" or the Executive terminates his employment for "good reason" (as such terms are defined in the Retention Agreements), the Executive is entitled to a lump sum payment equal to the sum of any unpaid base salary and accrued vacation pay through the date of termination and an amount determined with reference to the Executive's historical incentive awards (the "Highest Annual Bonus") and the portion of the year in which the termination occurs that the Executive was employed by the Company. In addition, the Executive is entitled to receive a lump sum payment equal to three times the sum of the Executive's annual base salary and the Highest Annual Bonus, plus the amount that would have been contributed by the Company or its affiliates to the retirement plans in which the Executive participated prior to his termination in respect of such sum. With respect to Mr. Blanchard, the amount payable in respect of retirement plan contributions is instead based on the actuarial equivalent of the additional aggregate retirement pension Mr.

Blanchard would have received if his Supplemental Retirement Benefits had been fully vested at the time of termination and he had been credited with an additional three years of service at a compensation rate determined by reference to his compensation during the 12 month period preceding the date of termination or, if higher, the 12 month period preceding the Effective Date. See "Summary Compensation Table--footnote 5." The Executives are also entitled to the continuation of their medical, disability, life and other health insurance benefits for up to a three year period after a qualifying termination and to certain out-placement services.

    All unvested options granted to an Executive vest and remain exercisable for a five year period (or, if less, their remaining term) following a qualifying termination and all other restricted shares and restricted stock units held by the Executive under the Stock Incentive Plan vest and are converted into shares of Common Stock on the date of any such termination. In the event of a qualifying termination, the Executives are also entitled to retain and earn any awards previously received under the Company's Performance Share Plan as if they had continued in the employ of the Company until the expiration of the relevant performance period. In the event the Company is not the surviving corporation in a Business Combination, the Executives are entitled to receive the economic equivalent of the foregoing benefits.

    The Retention Agreements also provide that if any payment or benefit received or to be received by an Executive, whether or not pursuant to his Retention Agreement, would be subject to the federal excise tax on "excess parachute payments," the Company will pay to the Executive such additional amount as may be necessary so that the Executive realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.

    Under the Retention Agreements, if an Executive's employment is terminated by the Company without cause or by the Executive with good reason prior to the Effective Date at the request or direction of a person who agrees to engage in a Business Combination with the Company or otherwise in anticipation of or in connection with such a Combination (whether or not such a transaction in fact occurs), the Executive's employment shall be deemed to have been so terminated during the Employment Period and the Executive will become eligible for the benefits described above.


CHANGE IN CONTROL

    In addition to the change of control features applicable to some of the equity-based awards described elsewhere in this proxy statement, in January 1998 the Company adopted a new form of stock option agreement. Under this new form of agreement the three-year vesting schedule of the options granted to Officers of the Company is subject to acceleration upon certain defined changes in control of the Company. Each of Messrs. Blanchard (176,000 shares), Mosner (80,000 shares), Bjorndahl (37,000 shares), Eilers (50,000 shares) and LeFevre (32,500 shares) received an option in 1998 containing this feature.

--------------------------------------------------------------------------------
                           TOTAL SHAREHOLDERS RETURN *
                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                             (DIVIDENDS REINVESTED)
                        DELUXE CORPORATION, S&P 500 INDEX
                        AND S&P PUBLISHING INDUSTRY GROUP
--------------------------------------------------------------------------------
                              1992     1993     1994     1995     1996     1997
--------------------------------------------------------------------------------

DELUXE                       100.00    80.36    61.38    70.93    83.63    92.11
--------------------------------------------------------------------------------
S&P 500 STOCK INDEX          100.00   110.08   111.53   153.45   188.68   251.63
--------------------------------------------------------------------------------
S&P PUBLISHING               100.00   113.11   111.86   140.05   154.70   155.00
INDUSTRY GROUP
(16 companies, excluding the
Company)
--------------------------------------------------------------------------------


                           TOTAL SHAREHOLDER RETURN *
                    COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                             (DIVIDENDS REINVESTED)



                              [PLOT POINTS GRAPH]



* Assumes $100 invested on December 31, 1992 in Deluxe Publishing Industry Group contains other companies Common Stock, the S&P 500 Stock Index and the S&P engaged primarily in the printing business, including the Publishing Industry Group. The S&P Publishing Industry Company's largest competitor in the check printing Group is a published industry or line-of-business index business. prepared independently by Standard & Poor's and is weighted on the basis of stock market capitalization. The Publishing Industry Group contains other companies engaged primarily in the printing business, including the Company's largest competitor in the check printing business.

MEETINGS AND COMPENSATION OF DIRECTORS


    There were six meetings of the Board of Directors in 1997.

    The Board of Directors has an Audit Committee, a Compensation Committee and a Committee on Board Affairs. The Audit Committee reviews the reports of the independent public accountants and the Company's internal auditors. During 1997, the Audit Committee was composed of Messrs. Jacobson (Chairman), Salipante, Nachtsheim and, effective June 1997, Robinson. Mr. MacMillan ceased to serve on the Audit Committee following the Company's 1997 annual meeting of shareholders (the "1997 Meeting"). The Audit Committee held four meetings in 1997. The Compensation Committee was composed of Messrs. Renier (Chairman), Aurand and Ms. Grogan until November 1997, when Mr. Tyabji became a member. Mr. Jacobson also served on the Compensation Committee until the 1997 Meeting. The Compensation Committee is responsible for, among other things, developing an executive compensation philosophy and administrative policies, reviewing comparative market data for the CEO and the other Officers and ensuring that the Company's compensation programs are competitive, approving the design of short- and long-term incentive compensation programs for the Officers, establishing performance measurements and compensation under the Company's short- and long-term incentive compensation programs for the Officers, determining the compensation of the CEO, reviewing and approving the compensation of the Company's other Officers and administering the Company's equity-based compensation programs. The Compensation Committee held four meetings in 1997. The Committee on Board Affairs consists of Messrs. MacMillan (Chairman), Jacobson, Renier, Nachtsheim, Aurand, Hollis, Salipante, Robinson and Tyabji and Ms. Grogan. Mr. Robinson became a member of this Committee in June 1997 and Mr. Tyabji became a member in November 1997. The Committee on Board Affairs, in consultation with the Company's management, identifies prospective nominees for election to the Board and reviews their qualifications. The Committee on Board Affairs also considers matters relating to management succession and reports on such matters to the Board of Directors. Harold V. Haverty served on the Committee on Board Affairs from the 1997 Meeting through October 31, 1997. The Committee on Board Affairs did not meet in 1997.

    The Committee on Board Affairs will consider nominees to the Board of Directors recommended by shareholders. Such recommendations should be submitted by mail, addressed to the Committee on Board Affairs in care of the Secretary of the Company.

    During 1997, each incumbent Director, other than Messrs. MacMillan, Jacobson and Tyabji, attended at least 75 percent of the aggregate of: (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he or she served. Mr. Tyabji was elected to the Board of Directors and the Compensation Committee on November 10, 1997, but was unable to attend the only meeting of the Board and such Committee held following his election.

    Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. During 1997, Directors who were not employees of the Company ("Independent Directors") each received a $30,000 annual board retainer, payable quarterly. An additional $11,600 annual committee retainer was paid to the chair of each committee and a $6,600 annual committee retainer was paid to each other member of a committee. Fees are not paid for attendance at meetings. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members.

    For 1998, the annual board retainer was increased to $50,000, the retainer payable to the chairperson of board committees was increased to $12,500 and the annual committee retainer was increased to $7,500 in connection with the adoption of a retainer stock and deferral plan, the phasing out of the Independent Director retirement plan and the discontinuation of the annual option grant program for Independent Directors. Each of these initiatives is more fully described below. Retainers are paid quarterly.

    In November 1997, the Company adopted the Deluxe Corporation Non-Employee Stock and Deferral Plan (the "Director Plan"). The purpose of the Director Plan is to provide an opportunity for Independent Directors to increase their ownership of Common Stock and thereby align their interest in the long-term success of the Company with that of the Company's other shareholders. This will be accomplished by allowing each participating director to elect voluntarily to receive all or a portion of his or her annual board retainer in the form of shares of Common Stock or restricted stock units.

    Under the Director Plan, each Independent Director may irrevocably elect to receive, in lieu of cash, shares of Common Stock having a fair market value equal to 50% or more of his or her annual board and committee retainer (collectively, the "Retainer"). Commencing January 1, 1998, each Independent Director was deemed to have elected to receive at least 50% of their Retainer in shares of Common Stock. The shares of Common Stock receivable pursuant to the Director Plan are issued quarterly or, at the option of the Independent Director, credited to the Director in the form of restricted stock units. These units vest and are converted into shares of Common Stock on the earlier of the tenth anniversary of the February 1st of the year following the year in which the Independent Director ceases to serve on the Company's Board of Directors or such other date as is elected by the Independent Director in his or her deferral election.

    Each restricted stock unit receives dividend equivalent payments equal to the dividend payment on one share of Common Stock. Any restricted stock units issued pursuant to the Director Plan will vest and be converted into shares of Common Stock in connection with certain defined changes in control of the Company. All shares of Common Stock issued pursuant to the Director Plan are issued under the Stock Incentive Plan and must be held by the Independent Director receiving them for a minimum period of six months from the date of issuance.

    Harold V. Haverty, the Company's former President and Chief Executive Officer, served as a director between the 1997 Meeting and November 1998, when he became a director emeritus. Mr. Haverty will retire from this position immediately prior to the Meeting. Mr. Haverty continued to receive his Retainer (payable in cash) as a director emeritus. Mr. Haverty retired as an employee of the Company immediately prior to the 1997 Meeting.

    Each new Independent Director receives a one-time grant of 1,000 shares of restricted stock under the Stock Incentive Plan as of the date of his or her initial election to the Board of Directors. Messrs. Robinson and Tyabji received such a grant in 1997. The restricted stock vests in equal installments on the dates of the Company's regular shareholders' meetings in each of the three years following the date of grant, provided that the Director remains in office immediately following the regular meeting. Restricted stock awards also vest immediately upon an Independent Director's retirement from the Board in accordance with the Company's policy with respect to mandatory retirement.

    In 1997, each Independent Director elected at the 1997 Meeting received a non-qualified option to purchase 1,000 shares of the Company's Common Stock under the Stock Incentive Plan on the date of the 1997 Meeting. These options have an exercise price equal to the fair market value of the underlying Common Stock on the date of grant, became fully exercisable six months after the date of grant and will expire on the tenth anniversary of such date. The options also terminate three months following the date upon which a participant ceases to be a Director of the Company. This option program has been discontinued and options will not be granted in connection with the Meeting.

    Prior to the adoption of the Director Plan, Independent Directors could, if they wished, defer payment of their cash retainers until termination of their service on the Board of Directors. Cash amounts deferred were retained by the Company and credited with interest at the prime rate until paid. None of the current Independent Directors elected to defer receipt of their Retainer under this deferral option, and this program has been eliminated.

    Benefits under the Company's previous Board retirement plan were frozen following the adoption of the Director Plan. As a result, no additional benefits will be accrued for current Directors or be offered to newly elected Directors. Under the provisions of the Board retirement plan following such action, Independent Directors with at least five years of service as an Independent Director who resign or are not nominated for re-election will receive an annual payment equal to the annual Board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which the retiree served on the Board as an Independent Director prior to October 31, 1997. In calculating a Director's eligibility for benefits under this plan, partial years of service are rounded up to the nearest whole number. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree's availability for consultation with management and refraining from engaging in any activity in competition with the Company. All of the current Independent Directors (other than Messrs. Tyabji and Haverty) are eligible for benefits under this plan.

    DRH Strategic Consulting, Inc., a corporation controlled by Mr. Hollis and for which Mr. Hollis serves as President ("DRH"), provides, through the services of Mr. Hollis, advisory services to the Company and its joint venture with HCL Corporation of India (the "Joint Venture") regarding their respective strategies, technology and product plans and assists the Company and the Joint Venture in communicating their strategic initiatives to the financial services industry. DRH was paid a total of $84,750 in consulting fees by the Company ($69,750) and the Joint Venture ($15,000) in 1997 and reimbursed by such entities for an aggregate of $43,575 of expenses incurred in providing such services. Consulting fees are not paid under this arrangement for Mr. Hollis' attendance at Board and Committee meetings. An agreement extending Mr. Hollis' services during 1998 is currently under discussion.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of four independent Directors, none of whom is or has been an Officer of the Company. The Company has no compensation committee interlocks--that is, no Officer of the Company serves as a director or a compensation committee member of a company that has an officer or former officer serving on the Company's Board of Directors or the Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, and related regulations requires the Company's directors, executive officers, and any persons holding more than 10% of the Company's Common Stock ("collectively, Reporting Persons") to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure of a Reporting Person to file a required report by the applicable due date during 1997. Based on its review of the reports submitted to it, the Company believes that each Reporting Person timely filed all required reports during this period.

            ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors, upon the recommendation of its Audit Committee, has selected Deloitte & Touche as independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 1998 and to perform other accounting services. Deloitte & Touche has acted as independent auditors of the Company since 1964.

    Representatives of Deloitte & Touche are not expected to be present at the Meeting. Although it is not required to do so, the Board of Directors has submitted the selection of Deloitte & Touche as the Company's independent auditors to the shareholders for ratification. Unless a contrary choice is specified, persons named as proxies will vote for the ratification of the selection of Deloitte & Touche. If the selection is not ratified, the Board of Directors will reconsider its selection of Deloitte & Touche. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF ITS SELECTION OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS.

                                 OTHER BUSINESS

    The Board of Directors does not intend to present any business at the Meeting other than the matters specifically set forth in this proxy statement and knows of no other business scheduled to come before the Meeting. If any other matters are brought before the Meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of the Company.

SHAREHOLDER PROPOSALS

    Any shareholder proposals intended to be presented at the Company's 1999 regular meeting of shareholders must be received by the Company no later than November 30, 1998 in order to be included in the proxy statement for that meeting.
                                         By order of the Board of Directors:

                                         John H. LeFevre
                                         Secretary

March 31, 1998

          DELUXE CORPORATION
          1080 W. County Road F                                            PROXY
[LOGO]    Shoreview, MN 55126-8201
DELUXE    P.O. Box 64399
          St. Paul, MN 55164-0399

--------------------------------------------------------------------------------

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


    The undersigned appoints John A. Blanchard III, Lawrence J. Mosner, and John
H. LeFevre as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of common stock of Deluxe Corporation held of record by the undersigned on March 9, 1998 at the annual meeting of shareholders to be held on May 5, 1998, and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE HEREOF AND EACH OF THE LISTED PROPOSALS.




                                (Continued and to be SIGNED on the reverse side)

--------------------------------------------------------------------------------

                              TOLL-FREE SHAREHOLDER
                                INFORMATION LINE
                              ---------------------

    The Company no longer distributes printed quarterly reports because of increased printing and distribution costs. However, you may dial 1-888-359-6397
    (1-888-DLX-NEWS) to listen to the latest quarterly financial results, dividend news, and other information about Deluxe.

    The planned quarterly release dates for 1998 financial information are:

                                 April 23, 1998
                                  July 23, 1998
                               October 22, 1998
                               January 27, 1999

    Information about Deluxe can also be found on our Web site at http://www.deluxe.com.

                                1-888-359-6397 OR
                                (1-888-DLX-NEWS)

--------------------------------------------------------------------------------



                             DIVIDEND DIRECT DEPOSIT

Deluxe Corporation directly deposits dividends into the accounts of its employee shareholders. This service is also available to shareholders who are not employees. It allows shareholders to have their dividends automatically deposited into an account at whatever financial institution they designate. Direct deposit provides convenient, fast access to dividend payments.

For additional information about dividend direct deposit or to change the account to which your dividend is currently being deposited, PLEASE contact Norwest Bank Minnesota, N.A. by telephone at (800) 468-9716 or by e-mail at shareowner@aol.com.

                                VOTE BY TELEPHONE
                          QUICK *** EASY *** IMMEDIATE
                  CALL TOLL FREE *** ON A TOUCH TONE TELEPHONE
                           1-800-240-6326 --- ANYTIME
                                                             -------------------
                                                              COMPANY #
                                                              CONTROL #
                                                             -------------------
--------------------------------------------------------------------------------
Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The deadline for telephone voting is noon (ET), one business day prior to the annual meeting date. By voting by phone, you authorize each of the proxies to vote, in their discretion, upon any items of business in addition to the proposals described below as may properly come before the meeting.
1. Using a touch-tone telephone, dial 1-800-240-6326. You may dial this toll free number at your convenience 7 days/week, 24 hrs/day.
2. When prompted, enter the 3 digit Company Number located in the box on the upper right hand corner of the proxy card.
3. When prompted, enter your 7 digit numeric Control Number that follows the company number.
OPTION #1: TO VOTE AS THE DELUXE CORPORATION BOARD OF DIRECTORS RECOMMENDS ON
           ALL PROPOSALS: PRESS 1
           WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 -- THANK YOU FOR VOTING
OPTION #2: IF YOU CHOOSE TO VOTE ON EACH PROPOSAL SEPARATELY, PRESS 0. YOU WILL
           HEAR THESE INSTRUCTIONS:
           Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD AUTHORITY
                       TO VOTE FOR ALL nominees, press 9; to WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.
           Proposal 2: To vote FOR Proposal 2, press 1; to vote AGAINST Proposal
                       2, press 9; to ABSTAIN, press 0.
The instructions are the same for all remaining proposals.

   WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 -- THANK YOU FOR VOTING
              IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR PROXY

                               PLEASE DETACH HERE
--------------------------------------------------------------------------------

                                 ANNUAL MEETING
                                 OF SHAREHOLDERS
                                 ---------------
Shareholders are invited to attend Deluxe's annual shareholder meeting. It will be held Tuesday, May 5, 1998, at The Donald E. Benson Great Hall, Bethel College, 3900 Bethel Drive, St. Paul, Minn., at 5 p.m. Light refreshments will be served after the meeting.

                               PLEASE DETACH HERE
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS LISTED BELOW.

1. Election of Directors

   01 John A. Blanchard III   02 Whitney MacMillan   03 Dr. James J. Renier
   04 Barbara B. Grogan       05 Allen F. Jacobson   06 Stephen P. Nachtsheim
   07 Calvin W. Aurand, Jr.   08 Donald R. Hollis    09 Robert C. Salipante
   10 Jack Robinson           11 Hatim A. Tyabji

         [ ] FOR                           [ ] WITHHOLD Authority to vote
             all nominees listed above         for all nominees listed above

   Towithhold authority to vote for any nominees, write the number(s) of the nominee(s) in the box to the right. [____________]

2. Ratification of the selection of Deloitte & Touche as independent auditors.

                                           [ ] For    [ ] Against    [ ] Abstain

3. In their discretion, each of the proxies is authorized to vote upon such other business as may properly come before the meeting.

   Address Change?  Mark Box [ ]  Indicate change below:


                                    Date _______________________________________


                                    ____________________________________________



                                    ____________________________________________
                                    Signature(s) in Box

                                    Please sign exactly as name appears at the left. When shares are held by joint tenants, either or both may sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If the shareholder is a partnership, please sign in partnership name by authorized person.